Contacts:

Memory Pharmaceuticals Corp.

Media Contact:	Investor Contacts:

Fern Lazar	Dennis M. Keane
Lazar Partners, Ltd.	Chief Financial Officer
212-867-1765	Memory Pharmaceuticals Corp.
201-802-7100

Lilian Stern
Stern Investor Relations, Inc.
212-362-1200

Memory Pharmaceuticals Reports Third Quarter 2004 Financial Results

MONTVALE, N.J., Nov. 10, 2004 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today reported its financial results for the third quarter of 2004, reflecting continued investments in the Company’s clinical and preclinical programs.

“During the quarter, we extended and expanded our collaboration with Roche for the development of PDE4 inhibitors, which speaks to our and Roche’s continued commitment to this program,” commented Tony Scullion, Chief Executive Officer of Memory Pharmaceuticals. “We also strengthened our organization with key appointments to our management team and Board of Directors. We look forward to drawing on the talents and expertise of these individuals as we continue to advance the development of our clinical and preclinical compounds and pursue additional potential targets and programs for CNS disorders.”

Revenue for the three months ended September 30, 2004 was $2.4 million compared to revenue of $2.1 million for the same period in 2003. Revenue for these periods relates to the two separate research collaborations with Roche for the development of the Company’s PDE4 inhibitors and nicotinic alpha-7 partial agonists targeting both neurological and psychiatric indications including Alzheimer’s disease, schizophrenia and depression. This revenue includes the currently recognizable portion of the upfront non-refundable fees and milestone payments, in addition to payments received for research and development services.

Research and development expenses were $7.3 million for the third quarter of 2004 compared to $5.0 million for the comparable period in 2003. The increase is primarily attributable to expanded preclinical and clinical development activities associated with advancing the Company’s four lead compounds and exploratory programs. In addition, facility related costs also increased due to the Company’s laboratory expansion which was completed during the second quarter of this year.

General and administrative expenses in the quarter ended September 30, 2004 were $1.9 million compared to $1.3 million in the third quarter of 2003. The increase principally relates to an increase in personnel, insurance and professional service costs associated with operating as a public company and higher patent related expenses in support of the Company’s intellectual property portfolio.

For the third quarter of 2004, the Company reported a net loss of $6.6 million compared to a net loss of $4.0 million for the same period in 2003. Pro forma net loss per common share was $0.32 in the third quarter of 2004 compared to $0.29 for the same period in 2003. The pro forma net loss per share gives effect to the automatic conversion of all of the Company’s outstanding convertible preferred stock into 13,295,427 shares of common stock on April 8, 2004, the closing date of our initial public offering. It excludes the accrued preferred stock dividends that were forfeited upon the completion of the Company’s initial public offering.

The net loss attributable to common stockholders for the third quarter 2004 was $6.6 million compared to $6.3 million for the same period in 2003. Basic and diluted net loss per share of common stock was $0.32 for the third quarter of 2004 compared to $5.57 for the same period in 2003.

At September 30, 2004, the Company had cash, cash equivalents and marketable securities of approximately $47.7 million compared to $30.1 million at December 31, 2003, which includes net proceeds of $35.4 million from the Company’s initial public offering in April 2004.

Third Quarter Highlights

•	In August 2004, Roche and Memory announced a two year extension and expansion of their PDE4 collaboration under their 2002 agreement. Under the extended agreement, Roche is committed to a minimum of 18 months of funding for Memory’s research efforts in the amount of $5,250,000.

•	Also in the third quarter, Memory announced three new appointments:

•	Effective October 1, 2004, David A. Lowe, Ph.D. was appointed Chief Scientific Officer. Dr. Lowe joined Memory from Fidelity Biosciences Group, a division of Fidelity Investments where he served as Executive Vice President and Chief Scientific Officer of Fidelity BioSciences and as President and Chief Executive Officer of EnVivo Pharmaceuticals Inc., a privately-held drug-discovery company financed by Fidelity Biosciences. Dr. Lowe has over twenty years of senior R&D management experience, including positions with Sandoz Ltd. (now Novartis), Bayer AG, and most recently with Roche Bioscience, where he served as Vice President and Therapeutic Area Head, Central Nervous System.

•	On September 30, 2004, Peter F. Young joined the Company’s Board of Directors. Since 1999, Mr. Young has served as President and Chief Executive Officer of AlphaVax, a company developing vaccine vector technology with multiple preventive and therapeutic applications in both infectious diseases and cancer. Prior to joining AlphaVax, Mr. Young held key commercial, clinical development and strategic management positions at Glaxo Wellcome (now GlaxoSmithKline). Mr. Young also held leadership positions at Abbott International and began his career at Merrell Dow Pharmaceuticals.

•	On July 15, 2004, Michael J. Murray was appointed Vice President of Preclinical Drug Development. Dr. Murray joined Memory from PRAECIS Pharmaceuticals where he played a key role in the company’s preclinical drug development program and was responsible for pharmacology, pharmaco/toxicokinetic, safety and toxicology information supporting regulatory submissions.

Conference Call and Webcast Information

Memory will hold a conference call on Wednesday, November 10, 2004, at 11:00 a.m. EST to discuss the Company’s third quarter 2004 financial results. The conference call will also be broadcast live from the Investor Relations section of the Company’s website.

Tony Scullion, Chief Executive Officer, Axel Unterbeck, President and Co-Founder and Dennis Keane, Chief Financial Officer will host the conference call.

Investors and other interested parties may access the call as follows:

Date: Wednesday, November 10, 2004
Time: 11:00 a.m. EST
Telephone (U.S.): 1- 800-510-0178
Telephone (International): + 1-617-614-3450
Participant Passcode: 51559890
Webcast: http://www.memorypharma.com/, under the Investor Relations section

An audio replay of the conference call will be available from 1:00 p.m. EST on Wednesday, November 10, 2004 until midnight on November 16, 2004. To access the replay, please dial 1-888-286-8010 (US/Canada) or 1-617-801-6888 (international) and enter pass code number

62364486. An audio replay of the conference call will also be available under the Investor Relations section of the Company’s website during the same period.

About Memory Pharmaceuticals

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system (CNS) disorders such as Alzheimer’s disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and other diseases associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the company’s drug candidates; the company’s dependence on its collaborations with Roche and its license relationship with Bayer; the company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the company’s collaborations; obtaining additional financing to support the company’s R&D and clinical activities and operations; the company’s dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the company. These and other risks are described in greater detail in the company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands ~ except share and per share information)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue	$2,430	$2,088	$7,350	$5,179
Operating expenses:
Research and development	7,263	4,968	19,061	16,100
General and administrative	1,856	1,268	5,675	3,345

Total operating expenses	9,119	6,236	24,736	19,445

Loss from operations	(6,689)	(4,148)	(17,386)	(14,266)

Other Income	—	150	—	150
Interest income (expense), net	82	(30)	133	(12)

Net loss before income taxes	(6,607)	(4,028)	(17,253)	(14,128)
Income taxes	2	(2)	7	10

Net loss	(6,609)	(4,026)	(17,260)	(14,138)
Less preferred stock dividends and accretion	—	2,249	2,022	5,578

Net loss attributable to common stockholders	$(6,609)	$(6,275)	$(19,282)	$(19,716)

Basic and diluted net loss per share of common stock	$(0.32)	$(5.57)	$(1.38)	$(21.34)

Basic and diluted weighted average number of shares of common stock outstanding	20,440,442	1,125,833	13,978,520	923,782
Pro forma basic and diluted net loss per share[1]	$(0.32)	$(0.29)	$(0.94)	$(1.06)
Pro forma basic and diluted weighted average number of shares of common stock outstanding[1]	20,440,442	13,803,976	18,410,841	13,396,164

[1] Pro forma basic and diluted net loss per share gives effect to the automatic conversion of the Company’s outstanding convertible preferred stock as if converted at the original date of issuance. All of the company’s outstanding preferred stock automatically converted into 13,295,427 shares of common stock upon completion of the Company’s initial public offering.

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and marketable securities	$47,673	$30,107
Other current assets	1,818	3,683
Restricted cash	505	505
Property and equipment, net	10,669	9,085
Other assets	48	54

Total assets	$60,713	$43,434

LIABILITIES AND STOCKHOLDERS’EQUITY (DEFICIT)
Current liabilities (excluding deferred revenue)	$6,112	$6,532
Equipment notes payable, less current portion	1,964	2,112
Deferred revenue	18,372	19,972

Total liabilities	26,448	28,616
Preferred stock and accrued dividends	—	104,275
Stockholders’ equity (deficit)	34,265	(89,457)

Total liabilities and stockholders’ equity (deficit)	$60,713	$43,434